UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2009

American Medical Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-19195	38-2905258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5655 Bear Lane
Corpus Christi, TX 78405
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (361) 289-1145

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES

On February 2, 2009, the Board of Directors voted to grant options to purchase 300,000 shares of the Company’s common stock to Barbara Woody, Vice President of Administration and Finance under the Company’s 2005 Employee Stock Option Plan.  The options have an exercise price of $0.05 per share, the closing market price of the Company’s common stock on that date.  The option grant vested immediately.

ITEM 8.01.  OTHER EVENTS.

On February 9, 2009 the Company entered into a Change in Terms Agreement with Compass Bank related to the Company’s line of credit with Compass Bank.  Under the prior terms, Compass Bank agreed to provide a line of credit in the amount of $800,000 to the Company of which $690,000 had been advanced.  In connection with the Change in Terms Agreement, the Company’s $326,000 certificate of deposit was used by Compass Bank to repay amounts the Company owed to Compass Bank.  Additionally, the Change in Terms Agreement reduced the amount that Compass Bank is required to loan the Company under the line of credit to $375,000.  The variable interest rate on the line of credit under the Change of Terms Agreement is 2.5% over the prime interest rate, adjustable daily, with an initial interest rate of 5.75%, subject to a 5.75% floor.  Monthly interest payments will begin on March 20, 2009 with the entire outstanding principal and unpaid accrued interest due in one payment on February 6, 2010.  The current balance on the line of credit is approximately $361,892 as of the date of this filing.  The reduction of available credit may have a negative impact on the Company’s ability to continue its current business strategy and its future operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDICAL TECHNOLOGIES, INC.

February 19, 2009	By:	/s/ Judd D. Hoffman
Judd D. Hoffman
Chairman of the Board of Directors